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                                                              FILE NO. 333-28537
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 7, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED JULY 7, 1997)
                                     PROSPECTUS NUMBER: 1584


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES

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

PRINCIPAL AMOUNT:         $20,000,000.00


TRADE DATE:               September 23, 1997


ORIGINAL ISSUE DATE:      September 30, 1997


MATURITY DATE:            October 1, 2012


INTEREST RATE:            7.00%


INTEREST PAYMENT DATES:   Semiannually on April 1st and October 1st, commencing April 1, 1998 and subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  October 1, 2001


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable semiannually on the 1st day of each April and October and at
                          Maturity (the "Interest Payment Dates"), commencing on April 1, 1998. This Notes is subject to redemption at the option of the Company, in whole, on the Interest
                          Payment Date occurring in April or October commencing, on or after the Interest
                          Payment Date of October 1, 2001, (the "Redemption Date") at the Redemption Price
                          together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The
                          Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.


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           The date of this Prospectus Supplement: September 23, 1997